Exhibit 8.2

City Center 33 South Sixth Street Suite 3600 Minneapolis, MN 55402 612.607.7000 612.607.7100

May 9, 2025

Board of Directors

ReShape Lifesciences Inc.

18 Technology Dr., Suite 110

Irvine, California, 92618

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences of (i) the proposed merger (the “Merger”) of Vyome Therapeutics, Inc., a Delaware corporation (“Target Company”), with Raider Lifesciences Inc., a Delaware corporation (“Sub”), which is a direct, wholly owned subsidiary of ReShape Lifesciences, Inc., a Delaware corporation (“Parent”) and (ii) the proposed sale of substantially all of Parent’s assets to Ninjour Health International Limited, a company organized under the laws of the United Kingdom (the “Asset Buyer”), immediately prior to the completion of the Merger (the “Asset Sale”). In the proposed Merger, Target Company will be the surviving entity and a wholly owned subsidiary of Parent.

In formulating our opinion, we have reviewed such documents as we deemed necessary or appropriate, including that certain Agreement and Plan of Merger, dated as of July 8, 2024, among Parent, Sub, and Target Company (as amended, the “Merger Agreement”), that certain Asset Purchase Agreement, dated as of July 8, 2024, by and between Parent and Asset Buyer (the “Asset Purchase Agreement”), and that certain Registration Statement on Form S-4 of Parent (File No. 333-282459) as amended (the “Registration Statement”), and the proxy/information statement-prospectus that forms a part thereof (the “Prospectus”).

Our opinion set forth below assumes (i) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement and the Prospectus and the accuracy of the statements and facts concerning the Asset Sale set forth in the Asset Purchase Agreement and the Prospectus, (ii) that the Merger is consummated in the manner contemplated by, and in accordance with, the terms set forth in the Merger Agreement and the Prospectus and that the Asset Sale is consummated in the manner contemplated by, and in accordance with, the terms set forth in the Asset Purchase Agreement and the Prospectus, and (iii) the accuracy of (a) the representations made to us by Parent, which are set forth in the certificate delivered to us by Parent, and (b) the representations made to us by Target Company, which are set forth in the certificate delivered to us by Target Company.

Based upon the facts and statements set forth above, our examination and review of the documents referred to above, and subject to the assumptions set forth above, we hereby confirm that the disclosure in the Prospectus regarding the U.S. federal income tax consequences of the Merger and Asset Sale to U.S.

May 9, 2025

holders of ReShape Shares as set forth under the heading “Certain U.S. Federal Income Tax Consequences” in the Prospectus, and specifically the statement that “Because holders of ReShape Shares will continue to hold such shares following the completion of the Merger and the Asset Sale, there are no U.S. federal income tax consequences of the Merger or Asset Sale to U.S. Holders of ReShape Shares,” represents our opinion as to the material federal income tax consequences of the Merger and Asset Sale to U.S. holders of ReShape Shares.

Our opinion is based on provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law as of the date hereof, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger or Asset Sale, or any inaccuracy in the statements, facts, assumptions and representations on which we relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the captions “Certain U.S. Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement and the Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Fox Rothschild LLP